Exhibit 99.1

NEWS RELEASE

Contact:	Barry Sievert
Senior Director, Investor Relations
(214) 303-3437

Cory Olson
Senior Vice President and Treasurer
(214) 303-3645

DEAN FOODS COMPANY REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter Adjusted Diluted Earnings Per Share Up 14% to $0.64

Company Reiterates 2005 Guidance

     DALLAS, February 10, 2005 — Dean Foods Company (NYSE: DF) today announced that the company earned $0.64 per diluted share for the quarter ended December 31, 2004, compared with $0.54 per share in the fourth quarter of 2003. Net income for the fourth quarter totaled $98.9 million, compared with $86.5 million in the prior year fourth quarter.

     On an adjusted basis (as defined below), diluted earnings per share increased 14% to $0.64, compared with $0.56 in last year’s fourth quarter. Adjusted net income for the fourth quarter grew 10% to $98.8 million compared with adjusted net income of $89.9 million in the fourth quarter of 2003.

     “We are encouraged by our performance in the fourth quarter,” said Gregg Engles, chairman and chief executive officer. “We delivered 14% adjusted earnings per share growth for the quarter and enter 2005 with significant momentum. Our consolidated Branded Products Group, which we have renamed White Wave Foods, continued to see robust growth in our most important brands. In addition, our Dairy Group continued to expand its market presence, posting 2.7% volume growth for fresh fluid milk and cream in the quarter. We believe these results, combined with the ongoing consolidation of White Wave Foods and the planned spin-off of our Specialty businesses, position us to create significant shareholder value in the coming year.”

     Net sales for the fourth quarter totaled $2.8 billion, an increase of 11% over the fourth quarter of 2003, due primarily to the acquisitions of Horizon Organic and Ross-Swiss Dairies, the increased selling prices resulting from the pass through of increases in raw milk and butterfat costs and continued strong volume growth at the Dairy Group and White Wave Foods.

     Consolidated operating income in the fourth quarter totaled $202.1 million versus $183.7 million in the fourth quarter of 2003. Adjusted fourth quarter operating income totaled $202.4 million, an increase of 7% over adjusted operating income of $189.2 million in the fourth quarter of 2003. Adjusted 2004 operating income margins were 7.25%, down 29 basis points versus the fourth quarter of the prior year. The decline in consolidated margins was due primarily to cost increases in raw milk, butterfat, and other key inputs, including resin.

     Long-term debt at December 31, 2004 was approximately $3.3 billion, including $141.2 million due within one year that is reported as part of current liabilities. At the end of the year, approximately $840 million of the company’s senior credit facility was available for future borrowings.

     Pursuant to the company’s share repurchase authorization, the company repurchased 1.3 million shares of common stock during the fourth quarter at an average price of $29.70 per share, for an aggregate purchase price of $39.7 million. Approximately $118 million remains available for spending under the share repurchase program.

OUTLOOK FOR 2005

     “Entering 2005 we are expecting consolidated full year net sales of approximately $10.6 billion, including approximately $700 million from the specialty business,” said Engles. “We expect adjusted consolidated operating income, including Specialty, to grow 5% to 8% to a range of $730 million to $750 million in 2005. Our Dairy Group operating income is expected to be relatively flat compared to last year, while we expect operating income increases at White Wave Foods and a partial recovery in operating income from the Specialty segment and Leche Celta. Including the Specialty segment, we expect consolidated earnings per share to be in the range of $2.20 to $2.30 in 2005, a growth rate of between 9% and 14% over 2004.”

     On a quarterly basis, the company expects to report earnings per share between $0.41 and $0.43 in the first quarter, $0.54 to $0.56 in the second quarter, $0.58 to $0.61 in the third quarter and $0.67 to $0.70 in the fourth quarter. All earnings estimates exclude the anticipated effects of the spin-off of the Specialty unit, including the related transaction expenses. The company’s earnings guidance also excludes the impact of stock option expenses, as well as facility closing and reorganization costs and any non-recurring or one-time gains or losses.

SEGMENT RESULTS

     Dairy Group net sales for the fourth quarter rose 7% to $2.2 billion, from $2.1 billion in the fourth quarter of 2003. The sales increase was due primarily to the acquisitions of Ross-Swiss Dairies and Milk Products of Alabama, higher raw milk and butterfat costs that were passed along to customers in the form of increased selling prices and a 2.7% increase in fresh fluid milk and cream volumes in the quarter. The fourth quarter average Class I mover, which is an indicator of the company’s raw milk costs, averaged $14.50 per hundred-weight in the fourth quarter of 2004, a 2% increase over the same period in 2003. Class II butterfat prices averaged $2.00 per pound in the fourth quarter, 53% higher than the fourth quarter of 2003.

     Dairy Group operating income in the fourth quarter was $153.5 million, a decrease of 5% year over year. Operating margins decreased 90 basis points to 7.0% of sales.

     The new White Wave Foods, which combines the original White Wave company, Horizon Organic and Dean National Brands, reported fourth quarter net sales of $334 million, a 57% increase compared to the fourth quarter of 2003. The increase was driven by the acquisition of Horizon Organic and strong sales growth in the branded portfolio.

     Operating income in the fourth quarter for White Wave Foods increased 125% to $52.0 million, with operating margins of 15.6%, an increase of 470 basis points compared to the prior year fourth quarter.

     Specialty Foods’ net sales in the fourth quarter totaled $174 million, down 3.1% from the fourth quarter of 2003 primarily due to lower pickle volumes and the exit from the nutritional drinks business. Operating income was $19.0 million, a decrease of 24% from the prior year, and operating income margin was 10.9% as compared to 13.9% in the fourth quarter of 2003.

RESULTS FOR YEAR ENDED DECEMBER 31, 2004

     For the year ended December 31, 2004, the company’s net sales increased 18% to $10.8 billion, compared with $9.2 billion during 2003. Sales growth was due primarily to higher raw milk and other input prices that were passed on to customers, growth in the branded business, and the Horizon Organic, Kohler Mix Specialties and Ross-Swiss Dairies acquisitions.

     Operating income for the year ended December 31, 2004 totaled $666.9 million versus $766.0 million in 2003. Adjusted operating income for 2004 totaled $695.7 million, a decrease of 2% from adjusted operating income of $709.1 million last year. Adjusted operating margins for the year were 6.4%, versus 7.7% in 2003.

     Net income for 2004 totaled $285.4 million, compared with $355.7 million in 2003. Diluted earnings per share for the year ended December 31, 2004 totaled $1.78, compared with $2.27 in 2003.

     Adjusted net income for the year totaled $324.1 million, an increase of 1% over $320.9 million last year. 2004 adjusted diluted earnings per share were $2.02, as compared to $2.05 in the prior year.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

     The adjusted financial information contained in this press release eliminates non-recurring or one-time gains or losses, as well as facility closing and reorganization costs, and is provided in order to allow investors to make meaningful comparisons of the company’s operating performance between periods and to view the company’s business from the same perspective as the company’s management. A full reconciliation table between diluted earnings per share according to generally accepted accounting principles (GAAP) and on an adjusted basis, for the three and twelve months ended December 31, 2004, is attached.

     For the quarter ended December 31, 2004, the adjusted results reported above differ from the company’s results under GAAP by excluding the following facility closing, reorganization, and non-recurring charges:

a)	$6.1 million charge ($3.7 million net of income tax) related to the consolidation of the Branded Products Group segment, closing of the Specialty Foods Group’s Benton Harbor, MI, facility related to the exit of the nutritional drinks business, and various previously announced Dairy Group facility closings and reorganizations, including South Gate, CA, and Wilkesboro, NC., and

b)	$5.8 million gain ($3.8 million net of income tax) related to the settlement of litigation concerning the company’s acquisition of West Lynn Creamery.

     For the quarter ended December 31, 2003, the adjusted results reported above differ from the company’s results under GAAP by excluding the following facility closing, reorganization, and non-recurring charges:

a)	$8.3 million charge ($5.2 million net of income tax) related primarily to the closure of a Dairy Group plant in South Gate, CA and the reorganization of Morningstar and the Dairy Group’s Northeast and Midwest regions, and

b)	$2.8 million non-recurring gain ($1.8 million net of income tax) due to favorably resolved contingencies related to the sale of 11 plants to National Dairy Holdings in 2001 and the sale of the frozen pre-whipped topping business in July 2003.

     For the twelve months ended December 31, 2004, the adjusted results reported above differ from the company’s results under GAAP by excluding the following facility closing, reorganization, and non-recurring charges:

a)	$34.7 million net restructuring charge ($21.3 million net of income tax) related to exiting the nutritional drinks business and closing the plant where the drinks were produced; Dairy Group facility closings in Madison, WI; South Gate, CA; Westwego, LA; Wilkesboro, NC; San Leandro, CA; and Pocatello, ID; charges related to the consolidation of the Branded Products Group segment; a charge related to closing of a Dairy Group ice cream warehouse in Akron, OH; and other previously announced Dairy Group facility closings and reorganizations, partly offset by the gain on the sale of a facility closed in Hawaii in 2003,

b)	$32.6 million non-cash charge ($21.2 million net of income tax) representing unamortized deferred financing costs related to the company’s previous credit facility that was written off in conjunction with the refinancing of the company’s credit facility in August 2004, and

c)	$5.9 million gain ($3.8 million net of income tax) related largely to the settlement of litigation concerning the company’s acquisition of West Lynn Creamery.

     For the twelve months ended December 31, 2003, the adjusted results reported above differ from the company’s results under GAAP by excluding the following facility closing, reorganization, and non-recurring charges:

a)	A non-recurring gain totaling $68.7 million ($42.1 million net of income tax) related to the sale of the company’s frozen pre-whipped topping business and favorably resolved contingencies related to the sale of 11 plants to National Dairy Holdings in 2001 as discussed above, and

b)	Charges of $11.8 million ($7.3 million net of income tax) related to reorganizations and facility closings.

     The adjusted financial results contained in this press release are non- GAAP financial measures that eliminate the net expense or net gain related to the items identified above. These numbers are provided in order to allow investors to make meaningful comparisons of the company’s operating performance between periods and to view the company’s business from the same perspective as the company’s management. Because the company cannot predict the timing and amount of charges associated with facility closings and restructurings or non-recurring items associated with the company’s operations, management does not consider facility closing or restructuring costs when evaluating the company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. Facility closing and restructuring costs are not recorded in any of the company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies. A full reconciliation table between earnings per share for the three-month and full year periods ended December 31, 2004 calculated according to GAAP and on an adjusted basis is attached.

CONFERENCE CALL WEBCAST

     A webcast to discuss the company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the company site at www.deanfoods.com.

ABOUT DEAN FOODS

Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with an extensive refrigerated direct-store-delivery network. Through its White Wave and Horizon Organic brands, Dean Foods Company also owns the nation’s leading soymilk and organic milk brands. The company’s Specialty Foods Group is a leading manufacturer of private label pickles and non-dairy powdered coffee creamers. Dean Foods Company and its subsidiaries operate approximately 120 plants in 36 U.S. states, Spain, Portugal and the United Kingdom, and employ approximately 29,000 people.

FORWARD LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs, many of which are beyond the company’s control and which are described in the company’s filings with the Securities and Exchange Commission. The company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the company’s products. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

(Tables to follow)

# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [A]
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$2,791,075	$2,510,318	$2,791,075	$2,510,318
Cost of sales	2,122,002	1,899,832	2,122,002	1,899,832

Gross profit	669,073	610,486	669,073	610,486

Operating costs and expenses	466,672	421,323	466,672	421,323
Facility closings and reorganization costs, net	6,070	8,334
Other operating income	(5,777)	(2,827)

Operating income	202,108	183,656	202,401	189,163

Interest expense	42,387	44,116	42,387	44,116
Other (income) expense	911	(75)	911	(75)

Income before income taxes	158,810	139,615	159,103	145,122
Income taxes	59,941	53,072	60,280	55,217

Net income	$98,869	$86,543	$98,823	$89,905

Basic earnings per share:
Net income	$0.66	$0.56	$0.66	$0.58

Basic average common shares (000’s)	149,231	155,564	149,231	155,564

Diluted earnings per share:
Net income	$0.64	$0.54	$0.64	$0.56

Diluted average common shares (000’s)	154,481	161,403	154,481	161,403

[A] Adjusted results differ from results reported under GAAP by excluding income and expense related to facility closings, reorganizations, the sale of operations and litigation settlements. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [B]
	Twelve Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$10,822,285	$9,184,616	$10,822,285	$9,184,616
Cost of sales	8,257,756	6,808,207	8,257,756	6,808,207

Gross profit	2,564,529	2,376,409	2,564,529	2,376,409

Operating costs and expenses	1,868,840	1,667,356	1,868,840	1,667,356
Facility closings and reorganization costs, net	34,695	11,787
Other operating income	(5,899)	(68,719)

Operating income	666,893	765,985	695,689	709,053

Interest expense	172,157	181,134	172,157	181,134
Costs related to early extinguishment of debt	32,613
Financing charges on preferred securities		14,164		14,164
Other income	(253)	(2,873)	(253)	(2,873)

Income before income taxes	462,376	573,560	523,785	516,628
Income taxes	177,002	217,857	199,688	195,766

Net income	$285,374	$355,703	$324,097	$320,862

Basic earnings per share:
Net income	$1.85	$2.45	$2.10	$2.21

Basic average common shares (000’s)	154,636	145,201	154,636	145,201

Diluted earnings per share:
Net income	$1.78	$2.27	$2.02	$2.05

Diluted average common shares (000’s)	160,705	160,696	160,705	160,696

[B] Adjusted results differ from results reported under GAAP by excluding income and expense related to facility closings, reorganizations, the sale of operations, the early extinguishment of debt and litigation settlements. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY

Earnings per Share Summary and Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
GAAP diluted earnings per share	$0.64	$0.54	$1.78	$2.27

Adjustments:
Facility closings and reorganization costs, net	0.02	0.03	0.13	0.04
Costs related to early extinguishment of debt			0.13
Gain on litigation settlement	(0.02)		(0.02)
Gain on sale of operations		(0.01)		(0.26)

Adjusted diluted earnings per share	$0.64	$0.56	$2.02	$2.05

Segment Information
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net sales
Dairy Group	$2,197,642	$2,054,111	$8,646,387	$7,542,102
Branded Products Group	334,326	212,518	1,188,401	713,425
Specialty Foods Group	174,329	179,845	676,768	684,207
Corporate / Other	84,778	63,844	310,729	244,882

Total	$2,791,075	$2,510,318	$10,822,285	$9,184,616

Segment operating income (loss)
Dairy Group	$153,483	$161,856	$594,462	$641,020
Branded Products Group	52,044	23,095	118,400	33,575
Specialty Foods Group	18,953	25,055	68,426	101,292
Corporate / Other	(22,079)	(20,843)	(85,599)	(66,834)

Subtotal	202,401	189,163	695,689	709,053
Facility closings and reorganization costs, net	(6,070)	(8,334)	(34,695)	(11,787)
Other operating income	5,777	2,827	5,899	68,719

Total operating income	$202,108	$183,656	$666,893	$765,985

DEAN FOODS COMPANY

Condensed Balance Sheet

(Dollars in Thousands)

	December 31,	December 31,
	2004	2003
ASSETS

Cash and cash equivalents	$27,572	$47,143
Other current assets	1,568,852	1,353,738

Total current assets	1,596,424	1,400,881

Property, plant & equipment	1,946,992	1,773,555

Intangibles & other assets	4,212,952	3,818,100

Total Assets	$7,756,368	$6,992,536

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$1,106,426	$1,170,393

Long-term debt	3,116,032	2,611,356

Other long-term liabilities	872,773	667,974

Stockholders’ equity:
Common stock	1,492	1,550
Additional paid-in capital	1,308,172	1,498,025
Retained earnings	1,359,632	1,074,258
Other comprehensive income	(8,159)	(31,020)

Total stockholders’ equity	2,661,137	2,542,813

Total Liabilities and Stockholders’ Equity	$7,756,368	$6,992,536

DEAN FOODS COMPANY
Condensed Statement of Cash Flows
(Dollars in Thousands)

	Twelve Months Ended December 31,
	2004	2003
Operating Activities
Net income	$285,374	$355,703
Depreciation and amortization	223,547	191,885
Deferred income taxes	143,136	143,267
Write-off of deferred financing costs	32,613
Gain on sale of operations		(66,168)
Tax savings on equity compensation	18,527	26,380
Write-down of impaired assets	12,921	8,757
Changes in current assets and liabilities	(193,427)	(127,094)
Other	4,965	(10,428)

Net cash provided by operations	527,656	522,302

Investing Activities
Net additions to property, plant and equipment	(356,136)	(291,662)
Cash outflows for acquisitions	(401,148)	(246,573)
Net proceeds from divestitures		89,950
Proceeds from disposal of fixed assets	10,713	12,112

Net cash used in investing activities	(746,571)	(436,173)

Financing Activities
Proceeds from the issuance of debt	1,659,014	349,680
Repayment of debt	(1,220,797)	(322,691)
Issuance of common stock, net of expenses	67,946	95,270
Redemption of common stock	(297,018)	(199,521)
Other	(9,801)	(7,620)

Net cash provided (used) in financing activities	199,344	(84,882)

Increase (decrease) in cash and cash equivalents	(19,571)	1,247
Beginning cash balance	47,143	45,896

Ending cash balance	$27,572	$47,143